Exhibit 8.1

Subsidiaries of the Registrant

No.	Subsidiaries	Jurisdiction of Incorporation
1	VinFast Commercial and Services Trading LLC	Vietnam
2	Vingroup Investment Vietnam JSC	Vietnam
3	VinFast Trading and Production JSC	Vietnam
4	VinFast Investment and Development JSC	Vietnam
5	VinEG Green Energy Solutions JSC	Vietnam
6	VinES Ha Tinh Energy Solution JSC	Vietnam
7	VinFast Auto, LLC	United States
8	VinFast Manufacturing US, LLC	United States
9	VinFast USA Distribution, LLC	United States
10	Vingroup USA, LLC	United States
11	VinES USA, LLC	United States
12	VinFast Auto Canada Inc.	Canada
13	VinFast Engineering Australia Pty Ltd	Australia
14	VinFast France	France
15	VinFast Germany GmbH	Germany
16	VinFast Netherlands B.V.	Netherlands
17	VinFast Auto India Private Limited	India
18	PT Vinfast Automobile Indonesia	Indonesia
19	PT VinFast Trading Indonesia	Indonesia
20	VinFast Auto (Thailand) Co., Ltd.	Thailand
21	VinFast Auto Philippines Corp.	Philippines
22	VinFast UK Ltd	United Kingdom
23	VinFast Auto México, S. DE R.L. DE C.V.	Mexico
24	VinFast Middle East FZE	United Arab Emirates
25	VinFast Kazakhstan LLP	Kazakhstan